Exhibit 99.1

Span-America Reports Results for First Quarter of Fiscal 2011

GREENVILLE, S.C.--(BUSINESS WIRE)--January 26, 2011--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the first quarter ended January 1, 2011. Net income for the first quarter of 2011 was $717,000, or $0.25 per diluted share, compared with $1.1 million, or $0.40 per diluted share, in the first quarter of fiscal 2010. Net sales for the first quarter of 2011 were $11.7 million compared with net sales of $12.2 million in the first quarter of fiscal 2010.

“Our first quarter results were down from last year due to weak demand for our premium PressureGuard® support surfaces in the long-term care and home care markets and a less profitable sales mix in our custom products segment,” stated Jim Ferguson, president and chief executive officer of Span-America. “Higher sales from our Geo-Mattress® all-foam support surfaces, other medical product lines and our consumer and industrial products were encouraging but were not enough to offset lower volume within our PressureGuard® product group.

“We expect quarterly sales and earnings performance for the remainder of fiscal 2011 to improve over first quarter levels based on increased sales to customers in the acute care market and a gradual increase in demand in the long-term care and home care markets. We recently introduced the Custom Care® and Ultramax® therapeutic support surfaces that are targeted at the acute care market, and we expect these to be solid contributors to our expected growth during the remainder of the year. In addition, we believe sales will continue to benefit from the strength of our Geo-Mattress products and higher sales in our consumer product lines,” continued Mr. Ferguson.

First Quarter Results

First quarter sales totaled $11.7 million and were down 4% compared with $12.2 million in the first quarter of fiscal 2010. The sales decrease was due primarily to lower volume of our PressureGuard therapeutic support surfaces caused mainly by feeble demand for capital equipment purchases in the long-term care and home care markets, which is partly related to customer concerns about Medicare and Medicaid funding.

Total medical sales were $8.0 million for the first quarter of fiscal 2011, an 8% decrease compared with $8.7 million in the first quarter last year. Sales of therapeutic support surfaces, our largest overall medical product line, declined 13% to $4.7 million in the first quarter of fiscal 2011 from $5.5 million in the first quarter last year. The decline in PressureGuard sales was partly offset by an increase in sales of our Geo-Mattress support surfaces. Geo-Mattress products are generally less expensive than PressureGuard products and tend to be more popular in a weak economy. Our strongest sales performance within the therapeutic support surface group came from our Geo-Mattress product line.

Sales results for other medical products were largely positive in the first quarter of 2011. Sales of seating products increased by 6% in the first quarter of 2011. Patient positioner sales rose by 2% in the first quarter due to increased demand from our customers in the acute care market, and sales of the Risk Manager® bedside safety mat grew by 27%. Mattress overlay sales declined 9%, and Selan® skin care sales were down by 1% compared with the first quarter of last year.

“Sales in the custom products segment rose 4% to $3.7 million and benefited from a higher volume of consumer and industrial products,” continued Mr. Ferguson. “Sales of industrial products have often been a leading indicator for Span-America, and we are pleased with the continued growth from this market in recent quarters.”

Consumer sales increased 3% to $3.0 million, while sales of industrial products grew 8% to $679,000 compared with the first quarter of fiscal 2010. The growth in consumer sales was due mostly to a new consumer product line launched in the fourth quarter of fiscal 2010. Sales from the new product line were partly offset by lower sales to another consumer customer resulting from that customer’s increase in the retail price of our products compared with the first quarter last year. The sales growth in our industrial product lines came from customers in the automotive and packaging markets.

First quarter gross profit declined 15% to $4.0 million compared with $4.7 million in the first quarter last year. Gross margin declined to 34.2% in the first quarter of fiscal 2011 compared with 38.3% in the first quarter last year. The declines in gross profit and margin were the result of lower medical sales volume, a less profitable mix of sales in both the medical and custom products segments and higher material costs primarily within our consumer product lines.

Selling and marketing expenses declined 1% during the quarter because of lower sales of medical products. R&D expenses were down 26% compared with the first quarter of last year due to the completion of certain product development projects in the medical segment. Administrative expenses declined by 1% compared with the first quarter of last year due to lower incentive compensation and property/casualty insurance expense.

Medical benefits cost, which is spread across several expense line items, increased by $125,000 in the first quarter due to higher-than-usual claims cost. This reduced earnings by $0.03 per diluted share after taxes compared with the first quarter of fiscal 2010.

First quarter net income decreased by 37% to $717,000, or $0.25 per diluted share, compared with $1.1 million, or $0.40 per diluted share, in the first quarter last fiscal year. The decline in earnings in the first quarter was the result of lower medical sales volume, a less profitable mix of sales in both the medical and custom products segments and higher material costs primarily within our consumer product lines.

Outlook for Fiscal 2011

“We expect sales and earnings to improve during the remainder of fiscal 2011,” commented Mr. Ferguson. “We are beginning to see renewed interest for support surface sales from our key distributors in the long-term care market. We believe this is a positive indicator for future sales to this large and important market. We also have signed a revenue-sharing agreement with a new customer that we believe will allow us to generate support surface sales from a different part of the long-term care market.

“We are optimistic about increasing sales to the acute care market in fiscal 2011 based on the launch of our Custom Care and Ultramax therapeutic support surfaces. The initial clinical acceptance from customers has been excellent, and the Custom Care and Ultramax products have been recently added to the approved product list for Veterans Administration facilities.

“Our outlook for the custom products segment is also positive with higher sales expected from consumer and industrial customers. We believe margins in the consumer business will remain under pressure in the near term due to competitive pricing situations.

“We continue to look for opportunities to grow sales through new products, new markets and potential acquisitions. We also remain focused on increasing efficiencies and reducing costs to improve our earnings potential. We believe these initiatives will be key drivers in building our future sales and earnings,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the potential for volatile pricing conditions in the market for polyurethane foam, (d) raw material cost increases, (e) the potential for lost sales due to competition from low-cost foreign imports, (f) changes in relationships with large customers or key suppliers, (g) the impact of competitive products and pricing, (h) government reimbursement changes in the medical market, (i) FDA regulation of medical device manufacturing, and (j) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended
	Jan. 1,	Jan. 2,
	2011	2010	% Chg

Net sales	$11,707,405	$12,248,700	-4%
Cost of goods sold	7,708,021	7,562,580	2%
Gross profit	3,999,384	4,686,120	-15%
	34.2%	38.3%

Selling and marketing expenses	2,087,172	2,099,730	-1%
Research and development expenses	164,328	223,459	-26%
General and administrative expenses	682,979	692,591	-1%
	2,934,479	3,015,780	-3%

Operating income	1,064,905	1,670,340	-36%
	9.1%	13.6%
Non-operating income:
Investment income and other	4,631	14,498	-68%
Income before income taxes	1,069,536	1,684,838	-37%

Income taxes	353,000	556,000	-37%
Net income	$716,536	$1,128,838	-37%

Net income per common share:
Basic	$0.26	$0.42	-37%
Diluted	0.25	0.40	-37%

Dividends per common share	$0.10	$0.10	0%

Weighted average shares outstanding:
Basic	2,757,178	2,715,401	2%
Diluted	2,830,878	2,831,459	0%

Supplemental data:
Depreciation expense	$177,661	$182,948	-3%
Amortization expense	16,090	18,776	-14%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Jan. 1,	Oct. 2,
	2011	2010
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$763,075	$781,195
Securities available for sale	3,701,604	3,701,511
Accounts receivable, net of allowances	6,580,303	7,129,352
Inventories	4,514,549	4,135,379
Deferred income taxes	667,000	667,000
Prepaid expenses	198,149	430,935
Total current assets	16,424,680	16,845,372

Property and equipment, net	5,580,678	5,684,797
Goodwill	1,924,131	1,924,131
Other assets	2,815,587	2,757,888
	$26,745,076	$27,212,188

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,539,014	$2,335,633
Accrued and sundry liabilities	2,531,283	2,641,348
Total current liabilities	4,070,297	4,976,981

Deferred income taxes	196,000	196,000
Deferred compensation	648,443	660,618
Total long-term liabilities	844,443	856,618

Total liabilities	4,914,740	5,833,599

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,757,364 (Jan. 1, 2011) and 2,757,464 (Oct. 2, 2010)	867,971	870,946
Additional paid-in capital	710,413	696,491
Retained earnings	20,251,952	19,811,152
Total shareholders' equity	21,830,336	21,378,589

	$26,745,076	$27,212,188

Note: The Balance Sheet at October 2, 2010 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer